    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000


                                                      REGISTRATION NO. 333-45940


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                            ------------------------



                                AMENDMENT NO. 1


                                       TO



                                    FORM S-1


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933


                            ------------------------



                                   OMM, INC.


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              DELAWARE                               3661                              33-0762894
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)



                            9410 CARROLL PARK DRIVE


                              SAN DIEGO, CA 92121


                                 (858) 362-2800


  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                            ------------------------



                                 PHILIP CHAPMAN


                            CHIEF FINANCIAL OFFICER


                                   OMM, INC.


                            9410 CARROLL PARK DRIVE


                              SAN DIEGO, CA 92121


                                 (858) 362-2800


 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                            ------------------------



                                   COPIES TO:

BRUCE M. MCNAMARA, ESQ.                                THOMAS COLL, ESQ.
  THOMAS I. SAVAGE, ESQ.                               NADER BITAR, ESQ.
  EDWARD F. VERMEER, ESQ.                              JASON CONGER, ESQ.
  LINDA Y. SUNG, ESQ.                                  COOLEY GODWARD LLP
  WILSON SONSINI GOODRICH & ROSATI                     4365 EXECUTIVE DRIVE
  PROFESSIONAL CORPORATION                             SUITE 1100
  650 PAGE MILL ROAD                                   SAN DIEGO, CA 92121-2128
  PALO ALTO, CA 94304                                  (858) 550-6000
  (650) 493-9300


                            ------------------------


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:


As soon as practicable after the effective date of this Registration Statement.



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________



    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in
Item 16(a) of Part II.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The following table sets forth the costs and expenses, other than underwriting discount and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.



SEC registration fee........................................  $   26,400
NASD filing fee.............................................      12,000
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................      75,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     250,000
Blue sky fees and expenses..................................      15,000
Transfer Agent and Registrar fees...........................       5,000
Miscellaneous expenses......................................      11,600
                                                              ----------
          Total.............................................  $1,090,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Section 145 of the Delaware General Corporation Law, or DGCL, permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers and agents to the fullest extent permitted by the DGCL against judgments and monetary damages as a result of such individual serving as a director, officer or agent, including in circumstances in which indemnification is otherwise discretionary under such law. Our Bylaws also provide that we shall advance expenses incurred by a director, officer or agent in advance of a final disposition of such action provided we receive an undertaking by such individual to repay the amounts advanced if it is ultimately determined that he is not entitled to be indemnified. In addition, with the approval of our board of directors and our stockholders, we have entered into separate indemnification agreements with our directors, officers and certain employees that require us, among other things, to indemnify them to the fullest extent permitted by law against any judgments, amounts paid in settlement and all expenses incurred in connection with defending any action that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms. We are required to advance expenses incurred by a party to such indemnification agreement in advance of a determination or judgment subject to a determination by our board of directors or another party who is not a party or defendants to such claim that the party to the indemnification agreement would not be permitted to be indemnified under applicable law. Parties to the indemnification agreements would not be indemnified for any acts, omissions or transactions for which they are prohibited from receiving indemnification under applicable law.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



     Since inception, we have issued unregistered securities to a limited number of persons as described below:



     None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.



     Within the last three years as of August 31, 2000, the registrant has issued stock options to purchase 23,233,250 shares of common stock with exercise prices ranging from $0.0067 to $2.60 under its 1997 Stock Option Plan. Of the options, options for 9,622,201 shares have been exercised, options for 67,500 shares have been cancelled and options for 13,543,549 shares remain outstanding under the 1997 Stock Option Plan.



     The registrant issued and sold 1,000,000 shares of Series A preferred stock at a price of $0.20 per share to individual and institutional investors in a private placement transaction on August 11, 1997 and on October 18, 1997. Each share of Series A preferred stock is convertible into three (3) shares of common stock. The total aggregate proceeds to the registrant in the private placement transaction was approximately $200,000.



     The registrant issued and sold 2,350,410 shares of Series B preferred stock at a price of $0.468 per share to individual and institutional investors in a private placement transaction on December 31, 1997 and on June 16, 1998. Each share of Series B preferred stock is convertible into three (3) shares of common stock. The total aggregate proceeds to the registrant in the private placement transaction was approximately $1,100,000.



     The registrant issued and sold 6,966,162 shares of Series C preferred stock at a price of $0.73 per share to individual and institutional investors in a private placement transaction on October 16, 1998 and on December 14, 1998. Each share of Series C preferred stock is convertible into three (3) shares of common stock. The total aggregate proceeds to the registrant in the private placement transaction was approximately $5,085,300.



     The registrant issued and sold 8,911,992 shares of Series D preferred stock at a price of $2.477 per share to individual and institutional investors in a private placement transaction on November 16, 1999. Each share of Series D preferred stock is convertible into three (3) shares of common stock. The total aggregate proceeds to the registrant in the private placement transaction was approximately $22,075,000.



     The registrant issued and sold 4,355,398 shares of Series E preferred stock at a price of $17.22 per share to individual and institutional investors in a private placement transaction on May 31, 2000 and on June 14, 2000. Each share of Series E preferred stock is convertible into three (3) shares of common stock. The total aggregate proceeds to the registrant in the private placement transaction was approximately $75,000,000.



     The registrant issued warrants to purchase up to an aggregate of 132,000 shares of common stock at an exercise price of $0.1667 per share to James Smith & Company in a private placement transaction on March 1, 2000. The rights to exercise the warrants will terminate upon the earliest of (i) the expiration of five (5) years from the date of the warrant, (ii) an initial public offering by the registrant of its stock having aggregate proceeds of at least $10,000,000 or
(iii) a merger or acquisition.



     The registrant issued a warrant to purchase up to an aggregate of 98,493 shares of Series C Preferred Stock at an exercise price of $0.73 per share to Silicon Valley Bank in a private placement transaction on April 5, 1999. Each share of Series C Preferred Stock is convertible into three (3) shares of common stock. The rights to exercise the warrant will terminate after five (5) years from the date of the warrant provided that notice of the expiration of the warrant is given not less than 30 days prior to the expiration date.



     The registrant issued warrants to purchase up to an aggregate of 315,069 shares of Series C Preferred Stock at an exercise price of $0.73 per share to Comdisco in a private placement transaction on April 15, 1999 and May 3, 1999. Each share of Series C Preferred Stock is convertible into three (3) shares of common stock. The rights to exercise the warrants will terminate upon the latter of (i) seven (7) years from the date of the warrant or (ii) three (3) years from an initial public offering of by the registrant of its stock.

     The registrant issued a warrant to purchase up to an aggregate of 27,967 shares of Series C Preferred Stock at an exercise price of $0.73 per share to Busch International in a private placement transaction on July 30, 1999. Each share of Series C Preferred Stock is convertible into three (3) shares of common stock. The rights to exercise the warrant will terminate upon the earliest of
(i) the expiration of five (5) years from the date of the warrant, (ii) an initial public offering having aggregate proceeds of at least $10,000,000 or
(iii) a merger or acquisition.



     The registrant issued warrants to purchase an aggregate of 201,857 shares of Series D Preferred Stock at an exercise price of $2.477 per share to Comdisco, Meier Mitchell & Company and Silicon Valley Bank in a private placement transaction on April 7, 2000. Each share of Series D Preferred Stock is convertible into three (3) shares of common stock. The rights to exercise the warrants will terminate upon the expiration of ten (10) years.



     The registrant issued warrants to purchase up to an aggregate of 50,000 shares of common stock at an exercise price of $8.00 per share to WS Investment Company 2000B and certain members of Wilson Sonsini Goodrich & Rosati in a private placement transaction on September 5, 2000. The rights to exercise the warrants will terminate upon September 4, 2005.



     The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about OMM, Inc. or had access, through employment or other relationships, to such information.



ITEM 16. EXHIBITS



  (a) EXHIBITS



    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
      1.1*   Form of Underwriting Agreement
      3.1    Amended and Restated Certificate of Incorporation of the
             registrant
      3.2    Second Amended and Restated Bylaws of the registrant
      4.1*   Form of Common Stock Certificate
      4.2    Form of Warrant to Purchase Series C Preferred Stock of the
             registrant held by Busch International
      4.3    Form of Warrant to Purchase Series C Preferred Stock of the
             registrant held by Comdisco, dated as of April 8, 1999
      4.4    Form of Warrant to Purchase Series C Preferred Stock of the
             registrant held by Silicon Valley Bank
      4.5*   Form of Warrant to Purchase Stock of the registrant held by
             WS Investment Company 2000B
      4.6    Form of Warrant to Purchase Series D Preferred Stock of the
             registrant held by Comdisco, Meier Mitchell & Company and
             Silicon Valley Bank
      4.7    Form of Warrant to Purchase Series C Preferred Stock of the
             registrant held by Comdisco, dated as of May 3, 1999
      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation
     10.1    Form of indemnification agreement entered into by the
             registrant with each of its directors and executive officers
     10.2    Amended and Restated Shareholders Rights Agreement dated as of May 31, 2000 by between the registrant and certain
             stockholders, as amended
     10.3    Founders Restricted Stock Purchase Agreement by and between the registrant and Anis Husain dated July 2, 1997.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     10.4    Full Recourse Promissory Note held by the registrant for Hus
             Tigli dated as of March 20, 2000
     10.5    Change of Control Agreement between the registrant and Hus
             Tigli dated as of January 24, 2000
     10.6    Change of Control Agreement between the registrant and Anis
             Husain dated as of June 7, 2000
     10.7    Change of Control Agreement between the registrant and
             Philip Chapman dated as of May 12, 2000
     10.8    Change of Control Agreement between the registrant and James
             Hartman dated as of May 26, 2000
     10.9    Change of Control Agreement between the registrant and
             Conrad Burke dated as of May 26, 2000
     10.10   Change of Control Agreement between the registrant and
             Christian Lepiane dated as of May 26, 2000
     10.11   Amended and Restated 1997 Stock Plan
     10.12   Form of Stock Option Agreement
     10.13   2000 Employee Stock Purchase Plan
     10.14   San Diego Tech Center Office Building Lease between the
             registrant and San Diego Tech Center, LLC dated as of March
             25, 1999
     10.15   First Amendment to Lease between the registrant and San
             Diego Tech Center, LLC dated as of January 18, 1999
     10.16   Industrial Lease between the registrant and the Irvine
             Company dated as of May 2000
     10.17   Loan and Security Agreement by and among the registrant,
             MMC-GATX Partnership No. 1, Silicon Valley Bank and
             Comdisco, Inc. dated as of April 7, 2000
     10.18   Loan and Security Agreement between the registrant and
             Silicon Valley Bank dated as of April 5, 1999
     10.19   Loan and Security Agreement between the registrant and
             Comdisco, Inc. dated as of March 23, 1999
     10.20   Master Lease Agreement by and between the registrant and
             Comdisco, Inc. dated as of March 23, 1999
     23.1**  Consent of PricewaterhouseCoopers LLP
     23.2*   Consent of Counsel. (see Exhibit 5.1)
     24.1**  Power of Attorney (see page II-6)



---------------


 * To be filed by amendment



** Previously filed



     (B) FINANCIAL STATEMENT SCHEDULES



     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.



ITEM 17. UNDERTAKINGS



     The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     The registrant hereby undertakes that:



     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 5th day of October, 2000.


                                          OMM, Inc.


                                          By:                  *

                                            ------------------------------------

                                                         Hus Tigli


                                               President and Chief Executive
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                              President, Chief Executive     October 5, 2000
-----------------------------------------------------       Officer and Director
                      Hus Tigli                         (Principal Executive Officer)

                 /s/ PHILIP CHAPMAN                        Chief Financial Officer      October 5, 2000
-----------------------------------------------------     (Principal Financial and
                   Philip Chapman                            Accounting Officer)

                          *                             Chief Technology Officer and    October 5, 2000
-----------------------------------------------------             Chairman
                     Anis Husain

                          *                                       Director              October 5, 2000
-----------------------------------------------------
                   Stephen Domenik

                          *                                       Director              October 5, 2000
-----------------------------------------------------
                   Barry Fidelman

                          *                                       Director              October 5, 2000
-----------------------------------------------------
                    Bruce Graham

             *By: /s/ PHILIP CHAPMAN
----------------------------------------------------
                 Philip Chapman
                Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  1.1*   Form of Underwriting Agreement
  3.1    Amended and Restated Certificate of Incorporation of the
         registrant
  3.2    Second Amended and Restated Bylaws of the registrant
  4.1*   Form of Common Stock Certificate
  4.2    Form of Warrant to Purchase Series C Preferred Stock of the
         registrant held by Busch International
  4.3    Form of Warrant to Purchase Series C Preferred Stock of the
         registrant held by Comdisco, dated as of April 8, 1999
  4.4    Form of Warrant to Purchase Series C Preferred Stock of the
         registrant held by Silicon Valley Bank
  4.5*   Form of Warrant to Purchase Stock of the registrant held by
         WS Investment Company 2000B
  4.6    Form of Warrant to Purchase Series D Preferred Stock of the
         registrant held by Comdisco, Meier Mitchell & Company and
         Silicon Valley Bank
  4.7    Form of Warrant to Purchase Series C Preferred Stock of the
         registrant held by Comdisco, dated as of May 3, 1999
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation
 10.1    Form of indemnification agreement entered into by the
         registrant with each of its directors and executive officers
 10.2    Amended and Restated Shareholders Rights Agreement dated as of May 31, 2000 by between the registrant and certain
         stockholders, as amended
 10.3    Founders Restricted Stock Purchase Agreement by and between the registrant and Anis Husain dated July 2, 1997.
 10.4    Full Recourse Promissory Note held by the registrant for Hus
         Tigli dated as of March 20, 2000
 10.5    Change of Control Agreement between the registrant and Hus
         Tigli dated as of January 24, 2000
 10.6    Change of Control Agreement between the registrant and Anis
         Husain dated as of June 7, 2000
 10.7    Change of Control Agreement between the registrant and
         Philip Chapman dated as of May 12, 2000
 10.8    Change of Control Agreement between the registrant and James
         Hartman dated as of May 26, 2000
 10.9    Change of Control Agreement between the registrant and
         Conrad Burke dated as of May 26, 2000
 10.10   Change of Control Agreement between the registrant and
         Christian Lepiane dated as of May 26, 2000
 10.11   Amended and Restated 1997 Stock Plan
 10.12   Form of Stock Option Agreement
 10.13   2000 Employee Stock Purchase Plan
 10.14   San Diego Tech Center Office Building Lease between the
         registrant and San Diego Tech Center, LLC dated as of March
         25, 1999
 10.15   First Amendment to Lease between the registrant and San
         Diego Tech Center, LLC dated as of January 18, 1999
 10.16   Industrial Lease between the registrant and the Irvine
         Company dated as of May 2000
 10.17   Loan and Security Agreement by and among the registrant,
         MMC-GATX Partnership No. 1, Silicon Valley Bank and
         Comdisco, Inc. dated as of April 7, 2000
 10.18   Loan and Security Agreement between the registrant and
         Silicon Valley Bank dated as of April 5, 1999
 10.19   Loan and Security Agreement between the registrant and
         Comdisco, Inc. dated as of March 23, 1999
 10.20   Master Lease Agreement by and between the registrant and
         Comdisco, Inc. dated as of March 23, 1999
 23.1**  Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Counsel. (see Exhibit 5.1)
 24.1**  Power of Attorney (see page II-6)


---------------

 * To be filed by amendment



** Previously filed